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                                                                    EXHIBIT 10.1
                                    [FORM OF]
                           SPECIAL RETENTION AGREEMENT

               This Agreement is entered into as of the 7th day of December, 2001 (the "Effective Date") by and between KMART CORPORATION, a Michigan corporation (the "Company"), and Janet Kelley (the "Executive");

               WHEREAS, the Executive is currently employed by the Company in the position of SVP General Counsel; and

               WHEREAS, Executive and the Company have also entered into a certain letter agreement dated March 2, 2001 providing for severance benefits to the Executive (the "Severance Letter"); and

                             WHEREAS, the Executive and the Company desire to
enter into this Special Retention Agreement (the "Agreement") providing for certain new and additional benefits to the Executive in replacement and substitution of the terms and provisions of the Severance Letter;

               NOW, THEREFORE, the Parties agree as follows:

1. Definitions.

               (a) "Base Salary" shall mean the salary granted to the Executive pursuant to Section 4.

               (b) "Cause" shall mean termination of the Executive based on (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with the ability of the Executive to perform his duties, (ii) misconduct which results in damage or injury to the Company, including damage to its reputation, or (iii) gross negligence in the performance of, or willful failure to perform, the Executive's duties and responsibilities.

                 (c) A "Change in Control" of the Company is deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                             (i) The "beneficial ownership" of securities
               representing more than thirty-three percent (33%) of the combined voting power of the Company is acquired by any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

                             (ii) The stockholders of the Company approve a
               definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation; or

                             (iii) During any period of three consecutive years,
               individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

               The foregoing to the contrary notwithstanding, if a Potential Change in Control involves a transaction proposed by the Executive (or a group which includes the Executive), either as a first proposal or a competing proposal, and a Change in Control does occur (whether or not the transaction constituting such Change of Control is the same transaction proposed by the Executive and whether or not the Executive participates as an equity investor in the acquiring entity in such transaction), then for purposes of this Agreement, such Change in Control shall not be deemed to have occurred with respect to the Executive.

               (d) "Constructive Termination" by the Executive shall mean voluntary termination by the Executive of employment based solely on and following the occurrence without the Executive's express consent of any of the


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               following: (i) a significant diminution by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company or (ii) a reduction in the Executive's base salary unless such reduction is as part of an across-the-board salary reduction generally imposed on executives of the Company and in the case of (i) or (ii), other than for Cause or Disability. A Constructive Termination shall not be deemed to have occurred unless the Executive complies with the provisions of this paragraph. The Executive shall give written notice to Company at least forty-five (45) days before the date when he anticipates terminating employment stating his intention to terminate his employment on account of a Constructive Termination. Such notice shall state in detail the particular act or acts or failure or failures to act which constitute the grounds on which the proposed Constructive Termination is based and such grounds must have occurred within six months of the date on of the Executive's notice to the Company alleging that such act or acts or failure or failures to act constitute constructive termination. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct and to avoid a constructive termination of the Executive pursuant to this Agreement.

               (e) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

               (f) A "Potential Change in Control" shall mean the happening of any of the following:

               (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

               (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

               (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

               (iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

               (g) "Target Bonus" shall mean an annual target bonus opportunity of a percentage of the Executive's then-current Base Salary under the Company's Annual Incentive Bonus Plan or any successor plan, such percentage to be established by the Compensation and Incentives Committee of the Board of Directors, payable if the performance goals established by the Committee for the relevant year are met.

               2. Executive Loan. (a) As soon as practicable following the effective date hereof, the Company will provide to the Executive a loan in the principal amount of five hundred thousand Dollars ($500,000) (the "Loan"). The Loan shall be due and payable on January 31, 2005 (the "Award Date") and shall bear interest at the minimum rate necessary on the date the loan is extended to avoid imputation of tax under Section 7872 of the Internal Revenue Code of 1986, as amended. The Company and the Executive will enter into a full recourse, unsecured promissory note with respect to the Loan, in the form attached hereto as Exhibit A. Interest on the Loan accruing during the term of the Loan shall be compounded annually and shall be deferred until the Award Date. The outstanding principal and accrued interest under the Loan shall automatically and without further action on the part of the Company or the Executive be forgiven in full by the Company upon the occurrence of any of the following:

               (i) the Executive shall maintain employment with the Company through the Award Date;

               (ii) the Executive's termination of employment from the Company prior to the Award Date for any reason other than "Cause" or a voluntary termination by the Executive;

               (iii) the Executive's death or Disability; or


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               (iv) the Executive's Constructive Termination (all of the
foregoing (i) to (iv) being collectively referred to herein as a "Loan Forgiveness Event").

               (b) In the event of the Executive's termination of employment prior to the Award Date under circumstances not constituting a Loan Forgiveness Event, unpaid principal and accrued interest under the Loan shall be repayable in full immediately upon such termination in accordance with the terms of the promissory note. Any cash compensation then owed to the Executive by the Company, as well as any cash funds or the fair market value of any vested shares held in any of the Executive's accounts under any of the Company's nonqualified benefit plans, may be offset against any amounts then owed by the Executive to the Company with respect to the Loan; provided, however, that in the event there is any dispute between the Company and the Executive as to whether the Loan is repayable or shall be forgiven based on the underlying circumstances of termination, no offset shall be applied by the Company until such dispute has been finally resolved in accordance with the provisions of Section 8 hereof and all amounts subject to offset shall be held by the Company pending such resolution. For purposes of such offset, "fair market value" of the stock shall be defined as the mean of the highest price and lowest price at which the stock shall have been sold, regular way, on the date of termination of employment, as reported on the Composite Transactions reporting system.

               (c) The Executive shall be solely responsible for his personal tax liability arising as a result of the Loan and any forgiveness of principal or interest under the Loan. Notwithstanding the foregoing, in the event that the Internal Revenue Service determines at any time prior to the Award Date that principal or interest under the Loan should be taken into account as taxable income by the Executive at the time the Loan was entered into, any resulting tax, including any resulting state and local taxes (collectively "Associated Taxes"), and any related interest and penalties, will be either paid by the Company or advanced to the Executive, at his election, when due. In addition, the Company shall make additional payments to the Executive to hold him harmless from: (i) any tax liabilities attributable to its payment of such related interest and penalties (but not of the Associated Taxes), and (ii) any imputed income associated with the interest-free component of the Executive's repayment obligation (the "Hold Harmless Payments"). Should the Company wish to contest with the IRS the accelerated inclusion of such income or any issue related to penalties, interest or the Hold Harmless Payments, then the Executive shall reasonably cooperate with the Company as to such contest, and at the time that they are then due, the Company shall pay to the IRS (or at his election to the Executive) the Associated Taxes, and any related interest and penalties, and to the Executive, the Hold Harmless Payments. Any such Associated Taxes shall be repaid by the Executive to the Company (without interest), either at the time the Loan is otherwise repayable by the Executive, or at the time such loan is forgiven in accordance with this Agreement, whichever is applicable.

               3. Termination of Employment.

               (a) Termination without Cause or Constructive Termination. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination, the Executive shall be entitled to:

               (i) the Executive's base salary through the month during which termination occurred, plus any other amount earned (but not yet paid) at the time of termination under any bonus plan of the Company; and

               (ii) monthly severance payments equal to the Executive's monthly base salary at the time of termination which shall commence in the month following termination and shall continue for [twelve / twenty-four] months; provided, however, that the Executive agrees to make reasonable efforts to seek (and to immediately notify the Company of) other employment, and the monthly severance payments otherwise payable hereunder shall be reduced by compensation paid or earned from other employment; and

               (iii) the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs; and

               (iv) other or additional benefits in accordance with applicable plans and programs of the Company.

               (b) Termination Due to Death. In the event the Executive's employment is terminated due to death, his estate or his beneficiaries as the case may be, shall be entitled to the following:


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               (i) the Executive's base salary through the month during which termination occurred,

               (ii) a pro rata annual bonus for the year in which the Executive's death occurs, based on the Target Bonus for such year, payable in a single installment promptly after his death;

               (iii) any other amount earned (but not yet paid) at the time of termination under any other bonus or award plan of the Company;

               (iv) any restricted stock award outstanding at the time of his death shall become fully vested and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

               (v) any stock option or other equity award outstanding at the time of death shall become fully vested and his estate shall have the rights to exercise any such award for the lesser or (a) 12 months from the date of death or (b) the reminder of the full original terms of the option (notwithstanding any contrary provision of any plan or agreement); and

               (vi) other or additional benefits in accordance with applicable plans and programs of the Company.

               (c) Termination Due to Disability. In the event the Executive's employment is terminated due to his Disability, he shall be entitled to the following:

               (i) the Executive's base salary through the month during which termination occurred,

               (ii) the annual bonus for the year in which termination due to Disability occurs, based on the Target Bonus for such year, payable in a single installment promptly following termination due to Disability;

               (iii) any other amount earned (but not yet paid) at the time of termination under any other bonus or award plan of the Company;

               (iv) any restricted stock award outstanding at the time of his termination due to Disability shall become fully vested and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

               (v) any stock option or other equity award outstanding at the time of termination due to Disability shall become fully vested and he shall have the right to exercise any such award for the lesser or (a) 12 months from the date of Disability or (b) the reminder of the full original terms of the option (notwithstanding any contrary provision of any plan or agreement); and

               (vi) other or additional benefits in accordance with applicable plans and programs of the Company.

               (d) Termination of Employment Following a Change in Control. If, within two years following a Change in Control, the Executive's employment is terminated without Cause or there is a Constructive Termination, (in either event, a "CIC Termination") the Executive shall be entitled to:

               (i) Base Salary through the date of termination of the Executive's employment;

               (ii) Base Salary, at the monthly rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable each month for an additional thirty six (36) months following such termination (the "Severance Period");

               (iii) pro-rata annual bonus for the year in which termination occurs, based on the Target Bonus for such year, payable in a single installment promptly following termination;

               (iv) an amount equal to one-twelfth (1/12) of the Target Bonus amount for the year in which termination occurs, payable each month over the Severance Period;

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               (v) the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

               (vi) any restricted stock award outstanding at the time of such termination of employment shall become fully vested, and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

               (vii) any stock option or other equity award outstanding at the time of termination shall become fully vested, and he shall have the right to exercise any such award for the remainder of the lesser of (a) thirty six (36) months from the date of termination or (b) the full original term of the option (notwithstanding any contrary provision of any plan or agreement);

               (viii) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

               (ix) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee welfare benefit plans or programs in which he was participating on the date of the termination of his employment until the end of the Severance Period; provided that the Company's obligations under this clause (x) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer: and provided, further, that (i) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause
(x), (ii) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (iii) payment of such after-tax economic equivalent shall be made quarterly in advance;

               (x) other or additional benefits in accordance with applicable plans and programs of the Company;

               provided that all cash payments provided in this Section 3(d) shall be paid in a lump sum without any discount and all of such payments shall be grossed up to cover applicable federal, state and local income and excise taxes thereon, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax. In addition, immediately following a CIC Termination, all accrued or earned amounts that are not otherwise vested shall become fully vested, including without limitation, the Executive's accrued benefits under any supplemental retirement plan maintained by the Company. All accrued benefits under such plans shall be paid as a lump-sum cash payment, except for amounts, if any, payable to the Executive under the Company's tax qualified pension plan.

               4. Confidentiality, Co-operation and Non-Disparagement. (a) During the term of employment and at all times thereafter, the Executive agrees that he will not divulge to anyone or make use of any Confidential Information except in the performance of the Executive's duties as an executive of the Company or when legally required to do so (in which case, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such disclosure). "Confidential Information" shall mean any knowledge or information of any type relating to the business of the Company or any of its subsidiaries or affiliates, as well as any information obtained from customers, clients or other third parties, including without limitation, all types of trade secrets and confidential commercial information. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company.

               (b) During the term of employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of the Executive's rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by the Executive to members of his immediate family, the Executive's tax, legal or financial advisors, any



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lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

               (c) The Executive acknowledges that the Company has expended, and will continue to expend, significant amounts of time, effort and money in the procurement of its Confidential Information, that the Company has taken all reasonable steps in protecting the secrecy of the Confidential Information, that said Confidential Information is of critical importance to the Company and that a violation of this Section 4 would seriously and irreparably impair and damage the business of the Company.

                (d) The Executive agrees to cooperate with the Company, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance.

                (e) The Executive agrees that, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, in any way disparage the Company or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

               5. Non-Competition.

               (a) During the Restriction Period (as defined in Section 5(c) below), the Executive shall not engage in Competition with the Company or any subsidiary or affiliate. "Competition" shall mean engaging in any activity for, or being otherwise affiliated with, a Competitor of the Company or any subsidiary or affiliate, whether directly or indirectly, as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. For purposes of this Section 5, "Competitor" shall mean any and/or all of the following: (i) Albertson's Inc., American Retail Group, Inc., American Stores Company, Carrefour se, Fleming Companies, Inc., Kohl's Corporation, The May Department Store Company, Montgomery Ward & Co., Inc., J.C. Penny Company, Royal Ahold, Safeway, Inc., Sears, Roebuck and Co., Service Merchandise Company, ShopKo Stores, Inc., Supervalue Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc., and (ii) an entity or enterprise whose business is in competition with the business of the Company which operates retail stores selling general merchandise and/or food if at least 10 of such stores have an area of 50,000 or more square feet and at least 10 of such stores with 50,000 or more square feet are within 25 miles of any one or more Kmart stores.

               (b) In addition to all other remedies provided for hereunder, the Executive agrees that if the Executive shall violate any of the provisions of this Section 5, the Company shall be entitled to an accounting and repayment of all profits, compensation, remuneration or other benefits that the Executive may realize arising from or related to any such violation. The Parties agree and acknowledge that the duration, scope and geographic area of the covenant not to compete described in Section 5(a) are, fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company, that adequate compensation has been received by the Executive for such obligations and that these obligations do not prevent the Executive from earning a livelihood. If, however, for any reason any court determines under applicable law that the provisions in this Section 5 pertaining to duration, scope and geographic area in relation to non-competition are too broad or otherwise unreasonable, that the consideration provided for hereunder is inadequate or that the Executive has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as "Restrictions"), such Restrictions shall be interpreted, modified or rewritten, and such court is hereby requested and authorized by the Parties to revise the Restrictions, to include the maximum Restrictions as are valid and enforceable under applicable law.



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               (c) For purposes of this Section 5, "Restriction Period" shall mean the period beginning with the Effective Date and ending with the earlier of
(i) twelve (12) months after the Executive's termination of employment for any reason and (2) the occurrence of a Change in Control.

               6. Non-Solicitation. During the period beginning with the Effective Date and ending twelve (12) months following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly, take or cause any of the following actions: recruit, solicit the employment or services of, or induce employees of the Company or any subsidiary or affiliate to terminate their employment, nor shall the Executive solicit or encourage any of the Company's or any subsidiary's or affiliate's non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with the Company or any subsidiary or affiliate, to terminate or diminish their relationship with the Company or any subsidiary or affiliate or to violate any agreement with any of them.

               7. Remedies. If the Executive breaches any of the provisions contained in Sections 4, 5 or 6 above, the Company shall have (a) the right to immediately terminate all payments and benefits due under this Agreement and any other outstanding compensation, stock awards or stock agreements, between the Company and the Executive and (b) the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 4, 5 or 6 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, that the foregoing shall not prevent the Executive from contesting the issuance of any injunction on the ground that no violation or threatened violation of Section 4, 5 or 6 has occurred.

               8. Resolution of Disputes. Any controversy or claim of any kind arising out of or relating to the Executive's employment with the Company, this Agreement, any breach or asserted breach hereof, or questioning the validity and binding effect hereof arising under or in connection with this Agreement or any agreement executed pursuant hereto, other than seeking injunctive relief under
Section 7, including any claim in tort or for violation of any federal, state or local statue, regulation, or ordinance providing protection against discrimination, retaliation or interference of any kind, including discrimination, retaliation or interference on account of race, color, ethnicity, national origin, age, religion, gender, disability, other protected characteristics, or protected activities of any kind, shall be resolved by binding arbitration, by a neutral arbitrator selected from the Employment Dispute panel of the American Arbitration Association and to be held at an office closest to the Company's principal offices in accordance with the Employment rules and procedures of the American Arbitration Association. The arbitrator selected shall have no authority to modify or add to the terms of the Agreement, provided however, the arbitrator shall have authority to provide any other remedy provided by federal, state, or local law should Executive prove such a claim. The arbitrator's decision shall be final and binding on the Executive and the Company. Judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event the Executive substantially prevails in such arbitration or any court proceeding to enforce an award. Notwithstanding the foregoing, following a Change in Control, all reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive pursuant to this section 8 shall be paid on behalf of or reimbursed to the Executive promptly by the Company, provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of the Executive's litigation assertions or defenses were in bad faith or frivolous.

               9. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive's participation in any other employee benefit or other plans or programs in which the Executive currently participates. This Agreement supersedes and replaces in its entirety the Severance Letter, which is hereby cancelled and rescinded.

               10. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive's rights to compensation and benefits, which may be transferred only by will or operation of law.

               11. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.



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               12. Entire Agreement. This Agreement contains the final and entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof.

               13. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to either Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

               14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

               15. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

               16. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of Michigan without reference to principles of conflicts of laws. Subject to
Section 8, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court of Detroit, Michigan or
(ii) the State of Michigan Courts of Oakland County, Michigan. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or the Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

               17. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

               If to the Company:       Kmart Corporation
                                        3100 West Big Beaver Road
                                        Troy, MI 48084-3163
                                        Attention:  Vice President and Secretary
               If to the Executive:     Janet Kelley
                                        533 Wallace Street
                                        Birmingham, MI  48009

               18. Miscellaneous. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in two or more counterparts. The use of masculine pronouns shall encompass feminine pronouns.

               IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

                                     KMART CORPORATION
-----------------------------
Executive

                                     By:
                                        ------------------------
                                     Name: David P. Rots
                                           ---------------------
                                     Title: EVP and Chief Administrative Officer




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